Exhibit 99.1

New York | Andrew Gully / Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

Sotheby’s Reports Preliminary First Quarter 2014 Results

40% Increase in Net Auction Sales, 34% Increase in Impressionist and Contemporary Art sales, and 81% Improvement in Pre-Tax Results Reflect Continued Successful Execution of Strategy

NEW YORK, 23 April 2014 - Sotheby’s (NYSE: BID) today reported preliminary, unaudited financial results for the first quarter ended 31 March 2014.

For the first quarter of 2014, Sotheby’s expects to report that Net Auction Sales have increased by 40% from the prior year to approximately $730 million. This substantial improvement is primarily due to a $113 million, or 34%, increase in sales of Impressionist Art and Contemporary Art over the prior year. Notably, Sotheby’s record setting Impressionist Art sales in London achieved the highest-ever total for any sales series held anywhere in London. Reflecting this sales growth, Sotheby’s expects to report that pre-tax loss for the first quarter improved by 81% to approximately ($6) million, as compared to Sotheby’s pre-tax loss of ($32) million in the first quarter of 2013.

Due to the seasonal nature of the art auction market, first quarter Net Auction Sales have historically represented only a small proportion of annual Net Auction Sales, resulting in a net loss for the period. As a result, first quarter results are typically not indicative of expected full-year results.

“Sotheby’s growth in sales and improved financial performance demonstrate that we are executing on our strategic plan and are well positioned to further build on the substantial momentum and record results we achieved in 2013,” said Chairman, President and Chief Executive Officer Bill Ruprecht. “We remain focused on driving value for shareholders and clients alike and working to capitalize on Sotheby’s position as the leading global brand providing access to exquisite art, art-related financing, arts education, real estate and retail wine and jewelry.”

Exhibit 99.1

Sotheby’s expects to announce final First Quarter 2014 results on or around 7 May.

Forward-looking Statements-Preliminary Results Subject to Change
The preliminary financial information in this release has been prepared by management and consists entirely of “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. This information consists of estimates only and is subject to change due to the completion of Sotheby’s normal quarterly closing procedures currently underway and related on-going review and analysis, including final accounting adjustments, and other developments that may arise until the financial statements for the period are finalized. In addition, the release includes other forward-looking statements, and all forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. Major factors which Sotheby's believes could cause actual events to differ materially include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of Sotheby's risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses, the marketability at auction of such property, the success of Sotheby's future auction sales and the results and reception of Sotheby's announced capital allocation and financial review and other initiatives, including but not limited to its cost reduction initiatives, review of its real estate portfolio and related alternatives and its plans and framework for returning capital to stockholders and optimizing its capital structure and financial policies. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

FOR MORE NEWS FROM SOTHEBY’S
Visit: www.sothebys.com/en/news-video.html
Follow: www.twitter.com/sothebys
Join: www.facebook.com/sothebys & www.weibo.com/sothebyshongkong
Watch: www.youtube.com/sothebys

Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko
Morrow & Co. LLC | 203 658 9400 | Joe Mills / Tom Ball

2